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                                                                      EXHIBIT 12

               GOLDEN WEST FINANCIAL CORPORATION AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
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Earnings:                                             1990        1991        1992        1993        1994   06/30/94   06/30/95
                                                ----------  ----------  ----------  ----------  ----------  ---------  ---------
  Earnings Before Taxes on Income               $  282,688  $  386,715  $  463,693  $  457,382  $  390,382  $ 215,381  $ 171,147

Add:

  Interest on advances and other borrowings        578,771     488,431     422,470     431,714     440,754    202,438    311,513

  1/3 rent expense                                   4,217       4,670       4,941       5,193       5,660      2,806      2,915
                                                ----------  ----------  ----------  ----------  ----------  ---------  ---------

  Earnings before fixed charges excluding
  Interest on customer deposits                    865,676     879,816     891,104     894,289     836,796    420,625    485,575

  Interest on customer deposits                  1,022,706   1,094,383     844,710     705,700     714,353    331,996    505,795
                                                ----------  ----------  ----------  ----------  ----------  ---------  ---------

  Earnings before fixed charges                 $1,888,382  $1,974,199  $1,735,814  $1,599,989  $1,551,149  $ 752,621  $ 991,370
                                                ==========  ==========  ==========  ==========  ==========  =========  =========

Fixed Charges:

  Interest on advances and other borrowings     $  578,771  $  488,431  $  422,470  $  431,714  $  440,754  $ 202,438  $ 311,513

  1/3 rent expense                                   4,217       4,670       4,941       5,193       5,660      2,806      2,915
                                                ----------  ----------  ----------  ----------  ----------  ---------  ---------

  Fixed charges excluding interest on
  customer deposits                                582,988     493,101     427,411     436,907     446,414    205,244    314,428

  Interest on customer deposits                  1,022,706   1,094,383     844,710     705,700     714,353    331,996    505,795
                                                ----------  ----------  ----------  ----------  ----------  ---------  ---------

  Fixed charges including interest on
  customer deposits                             $1,605,694  $1,587,484  $1,272,121  $1,142,607  $1,160,767  $ 537,240  $ 820,223
                                                ==========  ==========  ==========  ==========  ==========  =========  =========

Ratio of earnings to fixed charges including
  interest on customer deposits                       1.18        1.24        1.36        1.40        1.34       1.40       1.21

Ratio of earnings to fixed charges excluding
  interest on customer deposits                       1.48        1.78        2.08        2.05        1.87       2.05       1.54
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